Exhibit 1

FOR IMMEDIATE RELEASE                                            October 1, 2003

              Group 1 Software Completes Purchase of Sagent Assets

      Powerful Combination of Data Quality and Data Integration Technology
                     Maximizes Value of Customer Information

Lanham, MD and Mountain View, CA - Group 1 Software (Nasdaq: GSOF) and Sagent Technology, Inc. (OTCBB: SGNT_OB) today announced completion of the acquisition of the Sagent assets by Group 1.

      "We are very pleased to complete the Sagent transaction, which enables us to offer the market's widest array of data quality, integration and enrichment technologies," said Bob Bowen, CEO of Group 1 Software. "Sagent gives us leading data integration and business geographics software, talented personnel and a wealth of new customers worldwide.

      Additionally, Sagent's strong global presence provides strategic sales and distribution opportunities for Group 1's core technology in growing markets such as Japan, South Korea, China and other areas of Southeast Asia while increasing Group 1's market strength in Europe. Domestically, our sizable sales organization is well positioned to increase the market opportunities for Sagent's data integration and business geographics technologies."

      "In the recent months, Group 1 customers in both of our operating divisions have demonstrated significant interest in the Sagent technology, while Group 1's technology has been well received among Sagent's installed base," continued Bowen. "Since the acquisition was announced, Group 1 and Sagent have teamed successfully on a number of joint sales efforts."

      "I'm extremely pleased with this transaction since we believe it provides for a successful outcome for our shareholders, employees, distribution partners and customers," said Andre M. Boisvert, Chairman and CEO of Sagent.

      Group 1 plans to continue to support Sagent's Data Flow product for data extraction, transformation and loading (ETL), which will be marketed as a standalone offering as well as integrated with Group 1's data quality solutions. Utilizing Data Flow, organizations can enhance customer relationship management
(CRM), business intelligence, enterprise information integration (EII) and enterprise resource planning (ERP) initiatives. Sagent's Centrus technology will enable Group 1 to go to market with the broadest array of business geographics software available.


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      Group 1 is immediately launching development programs to enable Data Flow to be used on additional Unix platforms (IBM AIX and HP UX) and to build out its core functionality to meet expanded and future market demands. Additional initiatives will be undertaken in the coming months to enhance the competitiveness of Centrus technologies as well.

About Group 1 Software

Group 1 Software (Nasdaq: GSOF) is a leading provider of solutions that help over 3,000 organizations worldwide maximize the value of their customer data. Group 1 provides industry-leading technologies that allow businesses to cleanse and enrich their corporate data, generate personalized customer communications and integrate and deliver data across the enterprise. These technologies are essential components of enterprise applications including customer relationship management (CRM), enterprise resource planning (ERP) and business intelligence systems. Founded in 1982 and headquartered in Lanham, Maryland, Group 1 offers solutions utilized by leaders in the financial services, banking, GIS/mapping, retail, telecommunications, utilities, insurance and other industries. The company's customer base includes such recognized names as Charles Schwab, Entergy, GEICO, L.L. Bean, QVC, Siemens, Wal-Mart and Wells Fargo. For more information about Group 1, visit the company's Web site at http://www.g1.com.

                                       ###

Group 1 Contacts:

Media Contact                                Investor Contacts

David Peikin                 Mark Funston                Charles Messman
Group 1 Software, Inc.       Group 1 Software, Inc.      MKR Group
301.918.0818                 301.918.0381                626.395.9500
pr@g1.com                    mark_funston@g1.com         cmessman_@mkr-group.com

Sagent Contacts:

Sagent Contact
Patty Szoka
Sagent Technology, Inc.
650.815.3258
pszoka@sagent.com

Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation reform Act of 1995. This press release may contain statements relating to Group 1's future plans, events or performance. Words like "is well positioned to increase," "plans to continue," "will enable," and "will provide" are intended to identify forward-looking statements. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for products and services, development of markets for Group 1's products and services and other risks identified in Group 1's SEC filings. Group 1's actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which address the conditions as they are found on the date of this press release. Group 1 undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of unanticipated events. Group 1 Software, Sagent and Centrus are registered trademarks and Data Flow is a trademark of Group 1 Software, Inc. All other brand names, trademarks and registered trademarks are the property of their respective owners.


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